Exhibit 10.1

Transition Agreement between Morgan Lekstrom (the “Executive”) and NexMetals Mining Corp. (the “Company”) dated as of December 13, 2025.

WHEREAS:

A.	The Executive has served as the Company’s Chief Executive Officer (“CEO”) and a member of its board of directors (the “Board”) since March 18, 2025 pursuant to the terms of an Executive Employment Agreement dated March 18, 2025 (the “Employment Agreement”);

B.	The Executive and the Company (collectively, the “Parties”) have mutually agreed that the CEO will resign as the Company’s CEO but will remain on the Board;

C.	The Parties have also mutually agreed that the Company will issue a press release announcing the transition on December 15, 2025 and that the Executive’s last day as the Company’s CEO will be January 31, 2026 (the “Last Day”); and

D.	In recognition of the contributions the Executive has made to the Company and, notwithstanding the terms of the Employment Agreement, and in consideration for the attached Full and Final Release and Indemnity (the “Release”), the Company and the Executive have mutually agreed that the Executive’s employment relationship with the Company will end on the terms and conditions set out below.

THE PARTIES AGREE AS FOLLOWS:

1.	The Company will pay the Executive all outstanding accrued wages and vacation earned but not taken, less all statutory deductions required by law, to the Last Day. The Company and the Executive acknowledge that there will be two (2) weeks of accrued wages for vacation earned but not taken as of the Last Day.

2.	The Company will pay the Executive a lump sum amount of CAD$500,000.00, less all statutory deductions required by law. For clarity, it is understood and agreed that this sum is inclusive of all monies owed upon termination of the Executive’s employment with the Company including, but not limited to, all statutory entitlements, all compensation in lieu of notice and any bonus or equity entitlements owed by the Company to the Executive under contract or at common law.

3.	All share options (“Options”) and restricted share units (“RSUs”) previously awarded to the Executive are set out in Schedule “A” hereto. The RSUs shall continue to vest in the ordinary course as long as the Executive continues to be a member of the Board or provides consulting services to the Company (or otherwise remains eligible under the Company’s Long-Term Incentive Plan).

4.	The Executive will continue as a member of the Board until the earlier of: (i) the date on which the Executive chooses to resign from the Board; and (ii) the date on which a majority of Board members vote in favour of a resolution requesting that the Executive resign from the Board, in which case the Executive agrees to sign a resignation from the Board within two (2) days of being notified of such resolution. The Executive further acknowledges that he is not an independent director as defined under the rules of the TSX-V and/or NASDAQ and, as such, will have restricted membership on the committees of the Board.

5.	In the event the Executive elects to resign from the Board prior to November 18, 2028, the Company will provide the Executive with the opportunity to provide consulting services to the Company following his term as a member of the Board pursuant to the terms of a consulting services agreement to be entered into which will allow the Company, on an as-needed basis at an hourly rate of CAD$500.00, to request the services of the Executive (the “Consulting Services Agreement”).

The Consulting Services Agreement will have a term starting immediately prior to the Executive’s resignation as a director and extending to November 18, 2028, during which term the RSUs shall continue to vest in accordance with their original grant terms. If the Executive elects not to enter into such consulting services agreement or if the Executive elects to terminate such consulting services agreement prior to November 18, 2028, any vested RSUs will be settled through the issuance of shares by the Company and any RSUs not yet vested will be cancelled.

6.	In the event a majority of Board members vote in favour of a resolution requesting that the Executive resign from the Board:

(a)	prior to November 18, 2026, the Company will provide the Executive with the opportunity to provide consulting services to the Company pursuant to the terms of the Consulting Services Agreement provided that such agreement will have a term starting immediately prior to the Executive’s resignation as a director and extending to November 18, 2026 and during which term the RSUs shall continue to vest in accordance with their original grant terms. Provided the Executive does not terminate the Consulting Services Agreement prior to November 18, 2026, any RSUs not yet vested at November 18, 2026, will accelerate and vest immediately on such date and the Executive will be issued shares by the Company in settlement of such RSUs in accordance with the Company’s Long-Term Incentive Plan; and

(b)	after November 18, 2026, any RSUs not yet vested at the date of the Executive’s resignation will accelerate and vest immediately on such date and the Executive will be issued shares by the Company in settlement of such RSUs in accordance with the Company’s Long-Term Incentive Plan.

7.	The Executive will have the right to exercise the Options for a period of twelve (12) months (subject to any earlier expiry date of any such Options) following the date on which he ceases to be either a member of the Board or providing consulting services to the Company.

8.	In the event that that a Change of Control of the Company occurs on or before December 31, 2026, the Executive shall be entitled to receive an amount of C$685,000.00, being the difference between the amount he would have received had his employment with the Company been terminated within eighteen (18) months of a Change of Control pursuant to the terms of the Employment Agreement and $500,000.00. For the purposes of this Agreement, “Change of Control” shall have the meaning ascribed to it in the Employment Agreement.

9.	The Company will reimburse the Executive for any valid outstanding business expenses properly submitted by January 15, 2026 for expenses incurred in 2025 and by February 15, 2026 for expenses incurred in 2026.

10.	The Company will work with the Executive on the content of a mutually agreeable public communication to Company employees and on a broader public press release to reflect the transition of his role as CEO and, when it occurs, resignation as a director.

11.	The Executive shall be entitled to reimbursement up to CAD$5,000 for legal expenses incurred by the Executive in connection with the negotiation and entering into of this Agreement.

12.	In exchange for the payments and other consideration outlined above, the Executive agrees to the terms and conditions set out in the Release attached as Schedule “B” hereto and to sign and return such Release with an executed copy of this Transition Agreement.

13.	The Executive acknowledges and agrees to abide by his ongoing obligations that continue to exist even after the end of his employment including his compliance with the non-competition, non-solicitation, and confidentially provisions contained in Article 5 of the Executive Employment Agreement dated March 18, 2025.

14.	The Company and the Executive mutually agree to refrain from making or publishing any statements or comments that are, directly or indirectly, disparaging, defamatory or injurious of the other.

15.	The Executive agrees to return all Company property including all keys, files, records (and copies thereof), equipment (including, but not limited to, laptop and computer, cellphone, etc.), Company identification and any other Company-owned property in his possession or control to Brett MacKay, Senior Vice President and Chief Financial Officer unless specifically waived by the Company in writing.

16.	The Parties acknowledge and agree that this Transition Agreement and the Release shall be governed by the laws of the Province of Ontario and the laws of Canada that may be applicable.

17.	The Executive acknowledges by signing this Transition Agreement and the Release that the Executive understands and appreciates the terms contained therein and has obtained independent legal advice. The Executive further confirms that this Transition Agreement and the Release constitute the entire agreement between the Parties with respect to the matters relating to the Executive’s employment and termination of employment with the Company.

18.	This Transition Agreement and the Release may be executed by the Parties by electronic signature, by facsimile or email transmission and will have the same force and effect as an original executed version. The Parties agree that this Transition Agreement and the Release may be executed in any number of counterparts with the same effect as if all the Parties had signed the same documents. Each counterpart is as valid and binding on all Parties as every other counterpart, and all counterparts shall be construed together to constitute one agreement.

Dated at Toronto this 13th day of December, 2025

NexMetal Mining Corp.

/s/ Paul Martin
Paul Martin, Chairman of the Board

Dated at Toronto this 13th day of December, 2025

/s/ Morgan Lekstrom
Morgan Lekstrom